EXHIBIT 10.05

                           TRADEMARK LICENSE AGREEMENT


         THIS IS A TRADEMARK LICENSE AGREEMENT dated as of May 10, 1999 between LEVI STRAUSS & CO., a Delaware corporation located at 1155 Battery Street, San Francisco, California 94111 ("LS&CO."), and AVID SPORTSWEAR, INC., a California Corporation, located at 19143 S. Hamilton Avenue, Gardena, CA 90248 ("Licensee").

                               B A C K G R O U N D

         LS&CO. owns the trademarks (as defined in Section 1, the "Trademarks") associated with the Dockers brand. LS&CO. has developed the Trademarks and brand to have an outstanding reputation and goodwill. Licensee is in the business of designing, manufacturing, marketing and selling golfwear products. Licensee desires to obtain, and LS&CO. is willing to grant, a license, under which Licensee may and shall se the Trademarks as described in this Agreement.

LS&CO. AND LICENSEE AGREE AS FOLLOWS:

1.       GRANT OF LICENSE

         LS&CO. grants to Licensee, and Licensee accepts, an exclusive, nonassignable right to use the Trademarks as described in this Agreement, solely in connection with the manufacture, advertising, distribution and sale of Products to Approved Retailers for resale by those Approved Retailers within the Territory. "Trademarks" means: (i) all of the trademarks identifying on EXHIBIT A; (ii) any combination, form or derivative of those trademarks which LS&CO. may, from time to time at its sole discretion, specifically authorize for use by Licensee in a writing identifying the mark and referring to this Section 1; and
(iii) any other trademark LS&CO. may, from time to time at its sole discretion, specifically authorize for use by Licensee in a writing identifying the mark and referring to this Section 1, it being understood that LS&CO. may from time to time remove or substitute individual trademarks from EXHIBIT A at its sole discretion because of changes in marketing strategy, branding evolution or otherwise. LS&CO. and Licensee acknowledge and agree that the Dockers(R) Golf logo is being redesigned by LS&CO. at the time of execution of this Agreement. LS&CO. will exercise best efforts to deliver camera ready art for the redesigned logo to Licensee no later than June 5, 1999. "Products" means those items identified on EXHIBIT B, all bearing or incorporating one or more of the Trademarks. "Territory" means the United States of America and its territories and possessions, and Bermuda. "Approved Retailers" means retailers approved under Section 8 to purchase Products from Licensee.

2.       TERM

         2.1 INITIAL TERM. The initial term of this Agreement shall begin as of the date of this Agreement and shall end as of the close of business on December 31, 2003 (the "Initial Term"), unless earlier terminated as provided in Section
13. It shall consist of four (4) Annual Periods. "Annual Period" shall mean, for the Initial Term and any renewal term, the twelve month period beginning January 1 of a given year and ending December 31 of that year, except that the "First Annual Period" shall mean the period beginning on the date of this Agreement and ending December 31, 2000.

         2.2 FIRST RENEWAL TERM. This Agreement shall be renewed, upon written request of Licensee delivered to LS&CO. not earlier than April 1, 2003 and not later than June 30, 2003, for one additional three (3) year term, commencing on January 1, 2004 and ending on December 31, 2006 (the "First Renewal Term"), if:
(i) Net Sales of Products for the Annual Period beginning January 1, 2002 are no less than Seventeen Million Dollars ($17,000,000) and (ii) Licensee is in compliance with all material terms and conditions contained in this Agreement and there is no outstanding Event of Default existing on the date Licensee delivers its notice of renewal or at any time during the balance of the Initial Term. Licensee shall include with its renewal notice data demonstrating that the

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renewal condition set out in clause (i) is satisfied, a written certification by the president, a vice president or the chief financial officer to the effect that the condition set out in clause (ii) is met and Licensee's projections for sales of Products during the contemplated First Renewal Term. Within 30 days after receipt of Licensee's renewal notice, and again on the last day of the Initial Term, LS&CO. shall notify Licensee whether or not the conditions to renewal set out in this Section 2.2 are satisfied or waived. Licensee's failure to timely deliver its notice of renewal shall be treated as a final decision by Licensee that it has elected not to renew.

         2.3 ADDITIONAL RENEWAL TERMS. If (i) this Agreement enters a First Renewal Term as provided under Section 2.2, (ii) Net Sales of Products during the First Renewal Term have exceeded Licensee's projections for sales of Products during each respective Annual Period of that term, and (iii) Licensee is in compliance with all material terms and conditions contained in this Agreement and there is no outstanding Event of Default existing on the date Licensee delivers its notice of renewal or at any time during the balance of the First Renewal Term, LS&CO. agrees to negotiate in good faith, no later than June 30, 2006, for two additional three (3) year terms, commencing on January 1, 2007 and ending on December 31, 2009 (the "Second Renewal Term"), and commencing on January 1, 2010 and ending on December 31, 2012 (the "Third Renewal Term"), respectively.

3.       ROYALTIES

         3.1 GUARANTEED MINIMUM ROYALTY. Licensee shall pay to LS&CO. a non-recoupable guaranteed minimum royalty (the "Guaranteed Minimum Royalty") in respect of each Annual Period. The Guaranteed Minimum Royalty for the Initial Term shall be:

         ANNUAL PERIOD                GUARANTEED MINIMUM ROYALTY

              1st                              $250,000
              2nd                              $540,000
              3rd                              $765,000
              4th                              $990,000

Licensee shall pay Guaranteed Minimum Royalty payments due under the First Annual Period as follows: ten percent (10%), or twenty five thousand dollars ($25,000) on March 31, 2000; twenty percent (20%), or fifty thousand dollars
($50,000) on June 30, 2000; thirty percent (30%), or seventy five thousand dollars ($75,000) on September 30, 2000; and forty percent (40%), or one hundred thousand dollars ($100,000) on December 31, 2000. For all other Annual Periods, Licensee shall pay to LS&CO. the Guaranteed Minimum Royalty in equal installments on January 1, April 1, July 1 and October 1, respectively, of each Annual Period. Should there be a renewal of this Agreement as contemplated by
Section 2.2, the Guaranteed Minimum Royalty in respect of each Annual Period during the First Renewal Term shall be an amount equal to seventy five percent (75%) of the projected earned royalty derived from the sales plan provided for each Annual Period of the First Renewal Term, as reflected in the projections supplied by Licensee to LS&CO. as contemplated by Section 2.2.

         3.2 EARNED ROYALTY. During each Annual Period of the Initial Term and the Renewal Terms, if any, Licensee shall pay to LS&CO. eased royalties in an amount equal to the sum of: (i) six percent (6%) of aggregate Net Sales of first quality Products and (ii) four percent (4%) of aggregate Net Sales of second quality and closeout or end of season Products. To that end, Licensee shall pay to LS&CO., no later than 30 days after the end of each quarterly period, an amount equal to the excess of earned royalties in a quarter over the Guaranteed Minimum Royalty for that quarter. In addition, if Licensee's second quality and closeout or end of season sales are greater than ten percent (10%) of total Licensee-manufactured Product sales during any Annual Period (in terms of units), Licensee shall pay LS&CO., at the time it delivers the annual statement for that Annual Period as described in Section 9.1, an amount equal to the difference between (i) 6% of aggregate Net Sales of second quality and closeout or end of season products for the entire Annual Period and (ii) 4% of aggregate Net Sales of second quality and closeout or end of season Products for the entire Annual Period. "Net Sales" shall mean the gross sales of all Products sold, less trade discounts actually taken and credits for merchandise returns actually applied to subsequent payments required to be made to Licensee, with merchandise returns being credited in the quarterly period in which the returns are actually made. A Product shall be considered "sold" on the earlier of the


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date when the Product is billed or invoiced, shipped, consigned or paid for. The terms of payment or credit concerns relating to Approved Retailers or otherwise shall not affect Licensee's royalty payment obligations; provided, however, that Licensee may retroactively adjust royalty payments for its actual amount of Bad Debt, not to exceed three percent (3%) of adjusted Net Sales in any quarter. "Bad Debt" shall mean accounts receivable which are uncollectible by Licensee, using reasonable collection efforts, one hundred eighty (180) days after due. Licensee shall provide LS&CO. with written substantiation of actual Bad Debt with its Royalty Statement for any quarter in which Licensee claims a Bad Debt allowance.

         3.3. PAYMENT MECHANICS. Licensee shall make royalty and all other required payments to LS&CO. in U.S. Dollars by wire transfer to:

                  Bank of America NT&SA
                  ABA Number 1210-0035-8
                  Beneficiary:  Levi Strauss & Co.
                  Beneficiary Account Number:  12336-18321
                  Ref: Licensing Fees for LS&CO.

Licensee shall provide LS&CO. with written documentation of the wire transfer within five days of each such transfer. If a payment is not received when due for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date on which it became due, at a rate equal to 1% over the base rate (expressed as an annual rate) announced from time to time by Bank of America (or its successor) at its San Francisco office as then in effect. If on any examination of Licensee's books and records as provided by
Section 9, LS&CO. discovers any royalty underpayment by Licensee, then Licensee will make, within 30 days after LS&CO.'s demand, all payments required to be made to correct and eliminate the underpayment. In addition, if that examination reveals an underpayment of more than three percent (3%) for any quarterly period, then Licensee shall reimburse LS&CO. for LS&CO.'s expenses in performing the examination.

         3.4 ROYALTY STATEMENT. Licensee shall prepare and give to LS&CO. a royalty statement for each quarterly period within 30 days after the end of that period. The royalty statement shall report Net Sales by account, Net Sales by style, net returns by account and net returns by style, and a calculation of royalties, for that quarter, and substantiation of any Bad Debt allowance retroactively claimed. Licensee shall include with each royalty statement a written certification of statement accuracy by the chief financial officer of Licensee or Licensee's accounting firm.

4.       MARKETING AND SALES

         4.1 SALES PLAN. On or before September 1 of each Annual Period, Licensee shall deliver to LS&CO. a draft sales plan describing Licensee's proposed line plan, retailers for the upcoming Annual Period, marketing activities, delivery dates and projected sales by month. No later than 15 days following Licensee's delivery of the proposed sales plan, LS&CO. and Licensee shall meet to discuss and complete a final sales plan (the "Sales Plan"), it being understood that the line plan, list of retailers and specific marketing materials and plans are subject to LS&CO.'s approval as provided elsewhere in this Agreement and that actual sales performance may vary from that contemplated by the Sales Plan in view of market conditions, customer relations and other factors.

         4.2 CONSUMER ADVERTISING. During each Annual Period, Licensee shall spend an amount no less than three percent (3%) of the projected aggregate Net Sales for that Annual Period (the "Marketing Spend") on consumer and trade advertising as described herein. If actual aggregate Net Sales exceed projected Net Sales for any Annual Period, then Licensee shall spend an additional amount not less than three percent (3%) of the excess, with that amount to be spent and for use during, the next Annual Period, in addition to the Marketing Spend otherwise due for that Annual Period. Marketing Spends shall be separate from and shall not be subject to credit for expenditures by Licensee for cooperative advertising, trade advertising, fixture programs, trade shows, sponsorships, events, sampling or any other promotional or sales material. Licensee shall primarily use these funds for consumer marketing of the Products through vehicles and at the times and in the manner as agreed upon between Licensee and LS&CO.


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         4.3 PRODUCT LAUNCH  ADVERTISING.  Between June 1, 1999 and December 31,
1999, Licensee shall conduct, and spend not less than two hundred-forty thousand
dollars  ($240,000)  for,  Product  launch  advertising,   subject  to  LS&CO.'s
approval. (Approval procedures for this and all other matters under this Agreement involving LS&CO. approval are described in Section 19). Launch activities shall not include PGA Show expenses.

         4.4 SHOWROOM. No later than January 1, 2000, Licensee at its sole expense shall establish, and then maintain during the term of this Agreement, two (2) showrooms in Los Angeles, California and New York or New Jersey, respectively, dedicated exclusively to Products (the "Showrooms"). Licensee shall submit plans for the Showrooms to LS&CO. Design and decor of the Showroom shall be subject to LS&CO.'s approval.

         4.5 BUSINESS MATERIALS. Licensee shall not use any business materials, including, without limitation, invoices, stationery, advertising, promotional materials, sundries, labels, packaging, fixtures, posters or graphics, bearing any of the Trademarks, unless such materials comply with LS&CO.'s trademark use standards as contemplated by Section 11.7 and unless Licensee shall have first obtained LS&CO.'s approval of the use. Any approval granted by LS&CO. shall be effective until revoked by LS&CO.; to the extent LS&CO.'s approval relates only to a seasonal collection of Products, however, Licensee shall not use such packaging or business materials without LS&CO.'s separate specific approval after completion of the season to which the collection relates.

         4.6      RETAIL AND VISUAL PRESENTATIONS

                  (a) Licensee, at its sole expense, shall develop all visuals used at retail, including packaging, fixtures, point of sale materials and visual merchandising materials. Licensee shall provide LS&CO. with a timetable for the development of the materials. LS&CO. may provide reasonable guidelines for the development of such materials, and use of all such materials shall be subject to LS&CO.'s prior approval. Licensee at its expense may use the vendors and creative agencies used by LS&CO. for similar projects. If Licensee decides not to use such vendors, it shall nonetheless be required to comply with guidelines provided by LS&CO. If LS&CO. reasonably determines that any materials produced by a vendor selected by Licensee do not meet LS&CO.'s quality standards, Licensee shall upon LS&CO.'s request select and use an alternate vendor approved by LS&CO.

                  (b) Licensee shall use reasonable efforts to secure premium retail locations, custom fixturing and strong image positioning for the Products on the retail floor. Licensee shall work with retailers to update the location, fixturing and positioning on a regular basis. Licensee shall not provide, both during the term of this Agreement and after its expiration or termination, packaging, fixtures, point of sale, visual merchandising or related materials to any person other than to an Approved Retailer or, following expiration or termination of this Agreement, to LS&CO.; provided, however, that this does not prohibit use of fixtures from which all Trademarks and branding have been removed, and which are no longer used in connection with the Products.

         4.7      TRADE ADVERTISING; PUBLICITY

                  (a) Licensee shall be responsible for the development, at Licensee's sole expense, of all advertising in trade or industry publications. Licensee shall submit all such advertising to LS&CO. for its approval prior to its submission to the publication. Licensee shall use LS&CO. branded apparel or accessories in all Product advertising whenever a head to the shot or visual requiring other product categories is required. If LS&CO. or one of its licensees does not have a product category required for the advertisement, then LS&CO. and Licensee shall choose an alternate brand for that product category, it being understood that Licensee shall: (i) be responsible for obtaining appropriate legal advice concerning such use; (ii) cause all trademark or other identifying marks or features visible on the item to be removed from or obscured in the final image prior to publication, except for any identifying marks which Licensee has the right to display, for which Licensee provides LS&CO. written evidence of such right, and for which Licensee agrees to indemnify LS&CO. as provided in Section 15.2 hereof; and (iii) be responsible in all respects to the maker of the alternative product. If removing or obscuring the mark is impossible because of the nature of the product or is unsatisfactory from an aesthetic or legal perspective, then Licensee and LS&CO. shall select another product.


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                  (b) Licensee  shall  maintain  editorial  contacts  within its industry and shall use reasonable efforts to gain editorial coverage for Products in relevant industry publications. Licensee shall not, however, make any press or other public communications regarding LS&CO., Dockers(R) brand or Product plans and strategies, sales or earnings of the Products or the status of the relationship between LS&CO. and Licensee, without in each case first obtaining LS&CO.'s approval, it being understood that LS&CO. anticipates that it will coordinate ail major programs to publicize or promote the Products.

         4.8 MARKETING COORDINATION. The senior executives of Licensee responsible for marketing the Products shall attend marketing coordination meetings as requested by LS&CO. These meetings shall include discussion of marketing, publicity, promotion, advertising, visual programs, and use of Trademarks, and development of annual and seasonal marketing plans. Representatives from other licensees of the Trademarks and creative vendors of LS&CO. may be present at LS&CO.'s discretion. LS&CO. shall schedule marketing coordination meetings upon reasonable advance notice and at times consistent with market calendars.

         4.9 RESEARCH. LS&CO. may, at its discretion and sole expense, perform research of consumer reaction to advertising or product initiatives involving Products. LS&CO. shall inform Licensee in advance of such research and provide reasonable access to its results; Licensee shall participate, at LS&CO.'s reasonable expense, if asked by LS&CO.

5.       PRODUCT DESIGNS

         Licensee shall not produce or sell any Product unless LS&CO. approves of the design and the collection under this Section 5. Licensee shall produce two (2) collections per Annual Period, for the Spring/Summer and Summer/Fall seasons, and not less than a total of fifty two (52) Styles, of which forty (40) shall be tops and twelve (12) be bottoms, for each collection. For purposes of this Section 5, a "Style" shall mean an SKU identifying a Product's Style, Model and Color. Licensee shall submit to LS&CO., for LS&CO.'s approval in accordance with the design schedule attached as EXHIBIT C, all proposed designs and collections, through vehicles and formats acceptable to LS&CO. If LS&CO. approves but specifies modifications in the designs or collections, then
Licensee shall incorporate those modifications in the anal design and composition of the collection. In addition, LS&CO. may submit proposed designs to Licensee. Licensee shall in good faith consider these designs, and Licensee and LS&CO. shall mutually decide whether to pursue and use the proposed design. LS&CO. shall have the sole right to determine which Trademarks (and which combinations, forms or derivatives of such trademarks) shall be used in connection with each particular Product.

6.       PRODUCTS; QUALITY CONTROL

         6.1 SUBMISSION OF SAMPLES. Licensee shall not market or sell any Products without first obtaining LS&CO.'s approval of the Products through the process described in this Section 6. Licensee shall submit to LS&CO., at Licensee's sole expense, one Sample of each different Style of a Product prior to any commercial production of that Product; provided, however, that Samples for the Spring 2000 season only may be provided as early as possible, but in no event later than August 15, 1999. LS&CO. shall pay for any additional Samples it requests at a price equal to Licensee's first factory landed cost for the item. If LS&CO. rejects a Sample, whether on the basis of Trademark use, styles, designs, dimensions, details, colors, materials, workmanship, quality or otherwise, it shall give Licensee a brief explanation of the reasons for disapproval, and it may make suggestions for modifying the particular item. Licensee shall promptly correct such Sample and resubmit such Sample for LS&CO.'s approval through the same process. "Sample" means prototypes or actual samples of Products from which commercial production will be made; a Sample shall reflect product attributes including, without limitation, the type and quality of materials, colors and workmanship. LS&CO. shall have no obligation to approve, review or consider any item the submission of which did not comply with the required submission procedure. Licensee shall either destroy Samples or dispose of them through-methods (for example, deposit in a sample archive or an employee sample sale) not involving placement into the marketplace.

         6.2 COMPLIANCE WITH SAMPLE. Licensee shall present for sale, through the showing of each seasonal collection to the trade, Products identical in all

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respects  to  approved   Samples.   Licensee  shall  ensure  that  all  Products
manufactured and sold by Licensee adhere in all respects (including, without limitation, use of Trademarks, materials, colors, workmanship, dimensions, styling, detail and quality) to Samples approved by LS&CO. If any Product is, in the sole discretion of LS&CO., not being manufactured or sold in adherence to the Trademark uses, styles, designs, dimensions, details, colors, materials, workmanship and qualify embodied in the Samples or otherwise approved by LS&CO., LS&CO. shall notify Licensee in writing and Licensee shall immediately stop selling the Product, and either (i) change the Product to so conform as confirmed by LS&CO. or (ii) dispose of remaining inventory by selling the Products as seconds to those Approved Retailers approved under Section 8.3 or by destroying the Products.

         6.3 WITHDRAWAL OF APPROVAL. LS&CO. shall have the right, in its sole discretion, to withdraw its approval of that Product, whether or not the Product is noncomplying as contemplated by Section 6.2. Upon receipt of written notice from LS&CO. of its decision to withdraw approval, Licensee shall immediately stop selling the Product as a first quality in-season Product and instead sell the Product as a closeout item only to those Approved Retailers approved under
Section 8.3. Licensee may, however, complete work in process and utilize materials on hand provided that it submits proof of that work in process to LS&CO. and sells those Products as closeouts to those Approved Retailers approved under Section 8.3.

         6.4 PRODUCTION LINE. Licensee shall provide to LS&CO., at Licensee's expense, one full production line of the initial season's collection of Products, including each different Style of a Product. Licensee shall in even subsequent season provide to LS&CO. one production line of any new or seasonal Style for that season. Licensee shall provide to LS&CO. additional production lines or portions of lines of Products at LS&CO.'s request upon payment by LS&CO. of an amount equal to Licensee's first factory landed cost for the Products.

         6.5 SECONDS. In the case of second quality Products, Licensee, if possible given the nature of the Product, shall remove the Trademarks from the Product, prominently mark all such Products with the legend "second," "irregular," or a red-line, or cut through the label. Licensee shall not sell any Products incorporating any labels or other identification bearing any of the Trademarks as seconds, damaged or defective merchandise without first obtaining LS&CO.'s approval.

         6.6 OTHER PRODUCT ATTRIBUTES. Licensee shall ensure that all Products shall be suitable for their intended purposes; that no injurious, unlawfully flammable, poisonous, deleterious or toxic substances or materials will be used in or on the Products; that the Products in normal or foreseeable use will not harm the user; and that the Products will be manufactured, advertised, labeled, sold and distributed in compliance with all applicable laws and regulations and in accordance with LS&CO. standards relating to flammability, detachable hardware and other matters. Licensee shall not sell or immediately stop selling any Product that does not meet or is later found not to meet these requirements.

7.       PERSONNEL AND COOPERATION

         7.1 DESIGNATION OF MANAGERIAL PERSONNEL. Licensee shall at all times employ a senior manager, reasonably satisfactory to LS&CO., who shall be responsible for oversight of the production, merchandising, distribution and promotion of the Products. David Roderick shall be the initial manager.

         7.2 DESIGNATION DESIGN PERSONNEL. Licensee shall at all times employ a designer, reasonably satisfactory to LS&CO., who shall be responsible for oversight of Product design, direction and development.
David Roderick shall be the initial designer.

         7.3 CONSULTATION. Licensee and LS&CO. shall make their respective personnel, and shall use reasonable efforts to make the personnel of any of their contractors, suppliers and other resources, available for consultation with the other party during normal business hours. When requested by LS&CO., Licensee shall make available senior executives of Licensee to discuss matters arising under this Agreement.

         7.4 COMPUTER NETWORK. Upon LS&CO.'s reasonable request, Licensee will enable itself to use and will use, with LS&CO. and other LS&CO. licensees, an


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extranet or other electronic linkage system specified by LS&CO. Licensee will at its expense (not to exceed $5,000 in any Annual Period) acquire and maintain appropriate enabling hardware, software and enhancements.

         7.5 LS&CO. MANAGEMENT PERSONNEL. Upon Licensee's reasonable request, LS&CO. will attempt to make key management personnel and Tour Pro available to participate in Licensee retailer visits, trade shows, or similar events. Licensee will pay out of pocket expenses incurred by LS&CO., including, without limitation, travel and lodging expenses, for those individuals requested by Licensee.

8.       DISTRIBUTION

         8.1 OVERVIEW. The retail distribution of products bearing the Trademarks is of critical importance to LS&CO. It affects the ability of LS&CO. to, among other things, reach the target consumers of the Dockers(R) brand maintain the reputation and integrity of the Trademarks, enhance the image of the Dockers brand and facilitate, consistency in product presentation and assortment. Those concerns, and LS&CO.'s commercial need to maintain flexibility in its distribution strategies and policies, underlie the provisions of this
Section 8. Accordingly, Licensee shall market, sell and distribute Products in the Territory in accordance with its provisions. Retailers approved under Sections 8.2 and 8.3 of this Agreement and identified on EXHIBITS D AND E, as the case may be, are occasionally referred to as "Approved Retailers."

         8.2 FIRST QUALITY. Licensee may market, sell and distribute first quality, in season Products only to: (i) the public and/or private golf courses, resorts, and offcourse golf specialty retailers listed on EXHIBIT D as in effect at the time and (ii) LS&CO. and its affiliates. Licensee shall not market, sell or distribute first quality in season Products to any retailer listed on EXHIBIT E without LS&CO.'s prior written approval. Licensee acknowledges that LS&CO. may at its sole discretion, during discussion of the Sales Plan or otherwise, determine that certain Products may be sold by Licensee only to selected retailers listed on EXHIBIT D.

         8.3 SECOND QUALITY. Licensee may market, sell and distribute second quality and closeout or end of season Products only to: (i) the retailers listed on EXHIBIT E as in effect at the time, (ii) LS&CO. and its affiliates, and (iii) no more than ten (10) Approved Retailers for each Season, a list of which shall be provided to LS&CO. and approved as provided herein prior to sales of second quality or closeout Products to those Approved Retailers.

         8.4 ADDITIONAL APPROVED RETAILERS; OFF COURSE GOLF SPECIALTY APPROVAL. Licensee may add public and/or private golf courses and resorts to EXHIBIT D in its sole discretion; Licensee shall provide LS&CO. updated accounts lists no later than January 15 and July 15 of each Annual Period to reflect the current distribution. Licensee may ask LS&CO. at any time to add additional off-course golf specialty retailers to EXHIBIT D. Licensee shall give LS&CO. a completed Account Approval Form, in the form attached as EXHIBIT F for each proposed additional off-course golf specialty retailer and all additional information, including without limitation, interior and exterior photographs and data about the retailer's customer base, as LS&CO. may request. LS&CO. may approve or disapprove the request in its sole discretion. If LS&CO. approves an additional retailer, then LS&CO. shall prepare and distribute a new and governing EXHIBIT D which shall be effective going forward.

         8.5 WITHDRAWAL OF APPROVAL. LS&CO. may in its sole discretion withdraw approval of any Approved Retailer by giving written notice to Licensee. After Licensee's receipt of such notice, Licensee may ship Products to the retailer for a period of 30 days. If Licensee has executed supply contracts with a disapproved retailer which require Licensee to ship beyond 30 days, Licensee shall provide LS&CO. with a copy of any such contract for LS&CO.'s consent to ship beyond the 30 day period, and Licensee may fulfill any non-cancelable portion of that supply contract or, at LS&CO.'s option, LS&CO. may pay Licensee any cancellation penalty amounts due under the supply contract and Licensee shall not fulfill the contract. Licensee recognizes that LS&CO. may from time to time change its distribution profile and account policies, or take actions in implementing and enforcing its account policies, and that such actions may result in withdrawals of approvals. If LS&CO. withdraws approval of a retailer, then LS&CO. shall prepare and distribute a new EXHIBIT D or EXHIBIT E, as the case may be, which shall be effective going forward.

         8.6 ACCOMMODATION SALES; ROYALTY RATES. Licensee may make accommodation sales or giveaways of Products to its employees. No royalty shall be due on the first one percent (1 %) of Net Sales which are actual employee accommodation sales or giveaways reported in the Royalty Statement; Licensee shall pay LS&CO. a royalty of four percent (4%) on employee sales or giveaways in excess of 1% of Net Sales. Licensee may make promotional sales to golf pros and golf club staff; Licensee shall pay LS&CO. a royalty of four percent (4%) on such sales, which shall be reported in the Royalty Statement.

         8.7 PROHIBITED SALES. Licensee shall not market, sell or distribute any Products through or to any person or entity except as expressly provided in this
Section 8. For example, Licensee shall not sell Products (i) to any wholesaler, jobber or exporter or (ii) directly to consumers except through a Licensee-owned brick-and-mortar retail store approved under Section 8.2 or 8.3. Licensee shall not, without LS&CO.'s prior approval, sell any Products to any third party (including an Approved Retailer) which, directly or indirectly, sells or, Licensee knows or has reason to know, proposes to sell, such Products outside the Territory, or sell or proposes to sell Products through the Internet or any other vehicle other than an approved brick-and-mortar retail store. Licensee shall use reasonable efforts to prevent any such resale outside the Territory or through an unauthorized vehicle and shall, immediately upon receiving notice from LS&CO. or otherwise learning that an Approved Retailer is selling Products outside the Territory or through an unauthorized vehicle, cease all sales and deliveries to that Approved Retailer. Nothing contained in this section shall be construed to prohibit Licensee from conducting wholesale sales solely to Approved Retailers in the Territory under this Section 8 through the Internet. Licensee shall not permit or conduct Internet sales directly to consumers, or to anyone other than Approved Retailers, without LS&CO.'s advance written approval.

         8.8 SALES TO LS&CO. Licensee shall make available for purchase, and shall sell at its customary price and on its customary credit and payment terms, all lines and Styles of Products, to LS&CO. or any affiliate of LS&CO., for purposes of sales to employees of LS&CO. and its affiliates. LS&CO. shall not permit or conduct Internet sales directly to consumers, or to anyone other than its employees, without Licensee's advance written approval.

9.       INSPECTION; STATEMENTS AND RECORDS

         9.1 INSPECTION RIGHTS. LS&CO. and its representatives may, during normal business hours and upon reasonable advance notice, inspect all facilities used by Licensee and its contractors, sublicensees and suppliers in connection with Licensee's performance of its obligations under this Agreement including compliance with Section 10. These facilities shall include, without limitation, those used for preparation of Samples and for manufacture, sale, storage or distribution of Products in the process of manufacture and when offered for sale.

         9.2 ACCOUNTING AND AUDIT RIGHTS. Licensee shall at all times keep an accurate account of all operations and transactions within the scope of this Agreement. Within 30 days after the end of each quarter, Licensee shall give to LS&CO.: a statement presenting (i) a listing of each retailer to which Licensee sold Products in such period and the sales to each such retailer in such period expressed in both units of each Product sold and aggregate Net Sales for each Product sold and (ii) aggregate gross sales, aggregate trade discounts, aggregate merchandise returns and aggregate Net Sales of all sales of Products by product category. These statements shall be in sufficient detail to be audited from the books of the Licensee and shall be certified by the chief financial officer of Licensee. No later than 45 days after the end of Licensee's fiscal year, Licenses shall give to LS&CO.: (i) a statement, certified by the chief financial officer of License a, showing aggregate gross sales, aggregate trade discounts, aggregate merchandise returns and aggregate Net Sales of Products made by Licensee and (ii) copies of Licensee's audited balance sheet, income statement, statement of cash flows and statement of stockholders' equity, and the notes to those statement as of the year end and for the twelve-month period then ended. During the term of this Agreement and for a period of three
(3) years after its termination or expiration, LS&CO. or its agents, at LS&CO.'s sole expense, may inspect and audit all the books of account of Licensee relating to performance by Licensee of its obligations under this Agreement, including, without limitation, those relating to computation of Net Sales.

         9.3 RECORDS. Licensee shall provide to LS&CO., in the farm requested by LS&CO., such information an as LS&CO. may reasonably request with respect to the manufacture, distribution and sale of Products and Licensee's compliance with the provisions of this Agreement. Licensee shall retain all books and records relating to its performance of this Agreement during the term of this Agreement and for a period of five years after its termination on or expiration.

10.      ETHICS CODE AND GLOBAL SOURCING AND OPERATING GUIDELINES

         10.1. LS&CO. REPUTATION. LS&CO. has and is determined to maintain a world-wide reputation for ethical business conduct. To that end, LS&CO. adopted a Code offices and Global Sourcing and Operating Guidelines ("GSOG") setting forth standards of conduct. It requires from, among others, its licensees, including Licensee. Licensee acknowledges that its conduct, and the conduct of any subcontractor, must reflect positively on LS&CO.'s reputation and accordingly agrees to the provisions of this Section 10.

         10.2 CODE OF ETHICS. Licensee represents and warrants that Licensee and its key officers and managers have read and understand LS&CO.'s Code of Ethics, a copy of which is attached to this Agreement as EXHIBIT G, and agrees that Licensee shall, and shall cause its subcontractors to, abide by the provisions thereof (as amended from time to time by LS&CO.) in conducting all aspect of its operations under this Agreement.

         10.3 GLOBAL SOURCING AND OPERATING GUIDELINES. Licensee represents and warrants that its key officers and managers have read and understand the GSOG attached to this Agreement as EXHIBIT H, and agrees that Licensee shall, and shall cause its permitted sub-contractors to, comply with the requirements of the GSOG at all times.

         10.4 EFFECT ON COMPLIANCE WITH LAWS. Licensee shall be fully responsible for compliance with all local laws and regulations applicable to Licensee's operations. If the requirements of the Code of Ethics or of the GSOG are stricter than the requirements of applicable law, the requirements of the Code of Ethics and the GSOG shall control.

         10.5 EFFECT OF BREACH. This Section 10 is of the essence of this Agreement. Any failure by Licensee or any of its subcontractors to comply with the Code of Ethics or any failure by Licensee or any of its subcontractors to comply with the GSOG shall be grounds for declaration of an Event of Default by LS&CO. under Section 20.

11.      INTELLECTUAL PROPERTY MATTERS

         11.1 PERMITTED USE. The license granted under this Agreement applies only to the use of the Trademarks by Licensee in connection with the manufacture, advertising, distribution and sale of Products to retailers approved under Section 8. Licensee is not authorized to use any other trademark of LS&CO. or any of its affiliates or to use of any Trademarks in connection with the manufacture and sale of any other products, the sale of Products to any person or entity other than a retailer approved under Section 8 or for any purpose other than as expressly provided in this Agreement.

         11.2 RESERVATION OF RIGHTS; OTHER LICENSEES. LS&CO. owns the Trademarks and any related registrations or applications. Except as specifically, expressly and exclusively granted to Licensee under this Agreement, LS&CO. reserves all right, title and interest in and to the Trademarks for its own use or for the use of any other licensee, whether within or outside the Territory, in connection with any and all products and services. By way of example and not of limitation, Licensee understands and agrees that: (i) LS&CO. may manufacture, or authorize third. parties to manufacture, in the Territory, Products for ultimate sale outside the Territory; and (ii) LS&CO. may grant licenses to others in the Territory in connection with items of the type described in EXHIBIT B except for Products bearing the Trademarks manufactured and sold to Approved Retailers pursuant to the terms of this Agreement. Licensee acknowledges that LS&CO. has granted licenses to 525 Made in America, Pacific Trail, Andrew Marc, NORTHEM Cap, Royce Hosiery and Humphrey's to design, manufacture and sell in the Territory products bearing the Trademarks and/or similar trademarks, including sweaters, outerwear, hats, socks and belts, respectively, and that this does not limit or otherwise affect either LS&CO.'s or its licensees' rights under their agreements.

         11.3 NO SUBLICENSE. Licensee shall not grant to any third party any right, permission, license or sublicense with respect to any of the rights granted under this Agreement. Licensee may enter into a sublicense agreement or purchase order arrangement with a third party with whom Licensee contracts for the manufacture of Products, provided that that sublicense or purchase order limits use of the Trademarks to only those uses as may be necessary for the manufacture of Products for Licensee under this Agreement. Use of contractors shall in no way limit or otherwise affect Licensee's obligations under this Agreement; Licensee shall be responsible for all contractors and shall take all steps necessary to ensure that contractors maintain the level of quality required under this Agreement and otherwise comply with this Agreement. Licensee shall ensure that all sundry items and other materials bearing the Trademarks used by Licensee or any contractor are used only for purposes of manufacture of Products, that Licensee and any contractors take appropriate steps to prevent the loss, duplication or improper use of these sundries and materials and that Licensee or any contractor not use these sundries and materials in making products for Licensee other than the Products or for the account of any party other than Licensee.

         11.4 OTHER USES; NO DERIVATIVES. Licensee shall not use, or permit any other person or entity in its control to use, the words "Levi Strauss & Co.," "Dockers(R)" or "Dockers(R) Golf," any of the Trademarks or any combination, form or derivative of a Trademark, as part of a corporate or division name or trade name, or in a way that creates the impression that Licensee and LS&CO. are related parties. Licensee shall not use any Trademarks in such a way so as to give the impression that the names "Levi Strauss & Co.," "Dockers(R)," or "Dockers(R) Golf," or such Trademarks, or any combination, form or derivative of a Trademark, is the property of Licensee. Neither the Products nor any labeling or packaging shall bear any of Licensee's marks or other identifiers except for the Trademarks or except as required by law, except as may be specifically directed by LS&CO. with respect to disclosure of Trademark ownership and existence of the licensing relationship (for example, "this product is manufactured under license from Levi Strauss & Co."). Licensee shall not use the reputation and goodwill of the Trademarks or LS&CO. in connection with or otherwise to influence the sales or distribution of any other brand it manufactures or sells.

         11.5  NO USE FOR  PUBLICITY.  Unless  expressly  requested  by  LS&CO.,
Licensee shall not manufacture, sell or distribute Products for use for publicity purposes (other than publicity of Products), in combination sales (by way of example and not limitation, a gift with purchase), as premiums or giveaways, or to be disposed of through similar methods of merchandising. LS&CO. reserves the right to authorize the manufacture and sale of Products as part of a combination sale, premium or giveaway with products (other than Products) bearing the LS&CO. name or LS&CO. trademarks. These Products, however, shall not: (i) be substantially similar to Products distributed by the Licensee or
(ii) unreasonably interfere with Licensee's distribution of Products. If LS&CO. desires to authorize the manufacture of Products for these purposes, LS&CO. shall provide Licensee notice and a first right of negotiation for the manufacturing work. If LS&CO. and Licensee fail to reach a mutually acceptable agreement within ten days after such notice is given, LS&CO. may negotiate and enter into an agreement with a third party for the manufacture of those Products.

         11.6 RIGHTS TO TRADEMARKS. Licensee acknowledges and agrees that its use of the Trademarks shall at all times be in its capacity as a licensee of LS&CO., for the account and benefit of LS&CO. Uses of the Trademarks shall not vest in Licensee any title to the Trademarks or right or presumptive right to continue use except as provided in this Agreement. For purposes of trademark registrations, sales by Licensee or LS&CO. shall be considered to have been made by LS&CO. Licensee shall not, during the term of this Agreement or after its expiration or termination: (i) attack or question LS&CO.'s title or rights in and to the Trademarks in any jurisdiction, or attack or question the validity of this license or of the Trademarks, or (ii) contest the fact that Licensee's rights under this Agreement (x) are solely those of a licensee entitled to produce and sell products under contract and (y) terminate upon-termination or expiration of this Agreement. Licensee acknowledges that only LS&CO. may file and prosecute a trademark application or applications to register any of the Trademarks, and that registration decisions may be made by LS&CO. in its sole discretion.

         11.7 STANDARDS. Licensee shall maintain the high standards of the Trademarks in all marketing, packaging and promotion of the Products. LS&CO. may issue uniform rules and regulations relating to the manner of use of the Trademarks. Licensee shall comply with these rules and regulations. Licensee shall take all appropriate actions, and all actions reasonably requested by LS&CO., to prevent improper use of the Trademarks, in advertising, POS presentations or otherwise by Approved Retailers and any others who come into possession of the Products, and by subcontractors, vendors and any other entities or persons engaged by Licensee in connection with this Agreement.

         11.8 COUNTERFEITING. Licensee shall, at LS&CO.'s expense and reasonable request, cooperate in such anti-counterfeiting measures as undertaken by LS&CO. from time to time and use reasonable efforts to secure and protect from counterfeiting labels, sundries and other materials used in connection with manufacturing, packaging and marketing of the Products.

         11.9 DESIGN OWNERSHIP AND ASSIGNMENT. LS&CO. shall own, and Licensee assigns to LS&CO., all copyright, patent, trade secret, know-how right, and all other right, title and interest in and to, all designs for Products, and all artwork, sketches, color cards, color stories, logos, labels, samples and other materials depicting designs or Products, whether created or furnished by Licensee or by LS&CO., including any modifications or improvements created by Licensee or LS&CO. All patent and copyright registrations in respect of designs and artwork, sketches, logos, labels, samples and other materials depicting the designs, whether created or furnished by Licensee or LS&CO., shall only be applied for by LS&CO., at LS&CO.'s discretion and expense, with the applications designating LS&CO. as the patent or copyright owner, as the case may be. LS&CO. may use these designs and other materials in any manner it desires, so long as the use does not conflict with rights granted to Licensee under this Agreement, including, without limitation, for products in jurisdictions outside the Territory and on products other than Products in any jurisdiction. Licensee shall cause to be placed on all Products and packaging, when necessary, appropriate notices (reviewed and approved in advance by LS&CO.) designating LS&CO. as the trademark, copyright or design patent owner, as the case may be.

         11.10 DESIGN LICENSE. LS&CO. grants to Licensee the exclusive right' license and privilege to use the designs furnished or approved by LS&CO. under this Agreement and all related copyrights and design patents, if any, solely in connection with Products sold to Approved Retailers in the Territory. LS&CO. shall execute and deliver to Licensee all documents and instruments necessary to document that license. Licensee shall have no right to use the licensed designs under any other trademark or label or for any other product without first obtaining the prior approval of LS&CO., including, without limitation, any unique, signature design element or technical feature for the Products.

         11.11 INFRINGEMENT. Licensee shall promptly notify LS&CO. in writing of any use it learns of which may be infringements or imitations by others of the Trademarks on articles similar to Products, and of any uses which may be infringements or imitations by others of the related designs, design patents and copyrights. LS&CO. shall have the sole right to determine whether or not any action shall be taken on account of infringements or imitations. Licensee shall not institute any suit or take any action unless LS&CO. in its sole discretion authorizes Licensee to do so. Licensee shall not attempt to register any infringing or confusingly similar trademark or corporate name, and shall use reasonable efforts to ensure that no third party infringes or registers confusingly similar trademarks or the LS&CO. corporate name. Licensee shall take all appropriate actions, and all actions reasonably requested by LS&CO., to prevent or avoid any misuse of the Trademarks or licensed designs by any of its customers, contractors, sublicensees, suppliers or other resources.

         11.12 COOPERATION. Licensee shall, at LS&CO.'s expense (provided that LS&CO. shall not be responsible for the cost of the time and effort expended by Licensee's officers and employees in connection with furnishing such assistance), assist and cooperate with LS&CO. in securing and preserving LS&CO.'s rights in and to the Trademarks and in and to the designs, design patents or copyrights described in Section 11.9. LS&CO. may commence or prosecute any claims or suits in its own name and may join Licensee as a party in these proceedings.

12.      DILIGENCE; OTHER RELATIONSHIPS; FIRST RIGHTS OF REFUSAL

         12.1 DILIGENCE. Licensee shall use its best efforts to exploit throughout the Territory the license granted and to maintain the established prestige and goodwill of the Trademarks and the reputation, standards and image of LS&CO. Licensee shall maintain adequate design, sourcing, marketing, sales and customer service resources, inventories and distribution facilities for Products to ensure exploitation of the license and timely and complete performance of its obligations under this Agreement.

         12.2 OTHER LICENSES. Licensee is a party to, or presently plans to become a party to, certain licenses, sublicenses or similar arrangements giving Licensee the right to manufacture or sell products of the type described in EXHIBIT B. Those arrangements are described on EXHIBIT I. During the term of this Agreement, Licensee shall not, except as approved by LS&CO. in its sole discretion, become a party to any additional license, sublicense or similar agreement giving Licensee the right to manufacture, and shall not manufacture, any product of the type described in EXHIBIT B bearing trademarks of or otherwise on behalf of Sport Haley, Cutter & Buck, Ashworth, Greg Norman, Chaps by Ralph Lauren, Antigua, or Guess?. In addition, if Licensee intends to enter into any license or sublicense agreement giving Licensee the right to manufacture and sell any product of the type described in EXHIBIT B for any other entity or person and the product, in the reasonable judgment of Licensee, would compete in the marketplace with the Products, Licensee shall, if not prevented by under a confidentiality agreement with the prospective licenser, notify LS&CO. in writing of its intention as soon as practicable, but in no event less than 30 days prior to Licensee executing or entering into that license or sublicense agreement. Licensee shall upon LS&CO.'s request discuss the proposed arrangement with LS&CO.

         12.3 FIRST RIGHTS OF REFUSAL. Licensee agrees that in connection with the development of Products bearing the Trademarks as contemplated under this Agreement, it will offer the first right of refusal to (a) Royce Hosiery for the design and manufacture of socks, and (b) Humphrey's for the design and manufacture of belts and small leather goods. LS&CO. shall have no obligations or liabilities to Licensee, Royce Hosiery or Humphrey's with respect to these offers or any resulting negotiations.

13.      DEFAULT; TERMINATION

         13.1 EVENT OF DEFAULT. Each of the following shall constitute an event of default ("Event of Default"):

              (a) Licensee fails to make any payment of royalties (including Guaranteed Minimum Royalties) or other amounts to LS&CO. when due;

              (b) Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under any bankruptcy, insolvency or reorganization statute or proceeding, or a petition in bankruptcy is filed against it and is not dismissed within 60 days, or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets or admits in writing its inability to pay its debts as they become due;

              (c) Licensee, after achieving distribution and sale of Products throughout the Territory, fails for a period of at least two consecutive months to continue the bona fide distribution and sale of Products;

              (d) Licensee sells Products to any entity or person other than an Approved Retailer or other than as provided in Section 8.8;

              (e) Licensee's second quality and closeout or end of season sales are greater than 25% of total licensee manufactured Product sales (measured in units) during any Annual Period;

              (f) Except for the First Annual Period, Licensee fails in any Annual Period to achieve enough sales to generate earned royalties under Section
3.2 equal to or exceeding the Guaranteed  Minimum  Royalty  specified in Section
3.1 for that Annual Period;

              (g) Licensee uses the Trademarks in a manner not authorized under this Agreement or uses any other trademarks of LS&CO. on Products or otherwise;


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

              (h) Licensee sells any Products the designs and Samples for which were not approved by LS&CO. as provided by Sections 5 and 6 or the approval for which was withdrawn as provided in Sections 6.2 or 6.3;

              (i) Licensee commits any breach of its obligations in respect of Confidential Information as specified in Section 17;

              (j) Licensee sells Products not meeting product quality standards as contemplated by Section 6;

              (k) Licensee or any of its subcontractors commits any breach of its obligations under Section 10;

              (l)  Licensee   assigns  or  attempts  to  assign  this  Agreement
(including any deemed assignment resulting from a Change of Control as contemplated by Section 18) in breach of its obligations under Section 18;

              (m) Any material representation or warranty made by Licensee in this Agreement is false in any material respect; or

              (n) Licensee commits a material breach of any of its other obligations under this Agreement.

         13.2 EFFECTIVENESS AND CURE. If any Event of Default specified in Sections (a), (b), (c), (d), (e), (f), (g), (h) or (i) occurs, then LS&CO. may immediately terminate this Agreement, with that termination effective upon delivery of notice to Licensee. If any other Event of Default occurs, or if LS&CO. decides not to terminate immediately the Agreement in respect of an Event of Default specified in Sections 13(a) - (i), then Licensee, upon written notice from LS&CO. to Licensee describing the circumstances giving rise to that Event of Default, shall promptly and at its expense cure the Event of Default as though it never occurred. If Licensee fails to cure such Event of Default within that 30 day period, then LS&CO. may terminate this Agreement upon delivery to Licensee of a written notice to that effect, with that termination effective upon delivery of notice to Licensee. It is understood and agreed that Licensee shall not have a right to cure if there occurs a second Event of Default under the same subsection of Section 13.1 within two years of a prior Event of Default that did not, because of cure or otherwise, result in termination of this Agreement.

14.      CONSEQUENCES OF TERMINATION

         14.1 OPTION TO PURCHASE. Licensee shall give LS&CO., no later than ten days following the termination of this Agreement (including by reason of expiration), a listing of all Products on hand or in process. LS&CO. may conduct a physical review of all finished and unfinished Products and roll goods, labels, raw materials, sundries, embellishments, packaging, transparencies, films and echtachromes that are used in connection with the manufacture and packaging of the Products, artwork and negatives or transparencies previously used or to be used in connection with the designs for the upcoming season and prototypes and samples of the Products (collectively, the "Termination Inventory"). LS&CO. or its designee shall have the option (but not the obligation) in its sole discretion to purchase from Licensee either or both of:
(i) all or a portion of the excess finished Products and Samples which have not been sold or will not be sold by Licensee within 180 days of expiration or termination of the Agreement, and (ii) all or a portion of the other Termination Inventory. If LS&CO. wishes to make a purchase, LS&CO. shall notify Licensee of its or its designee's intention to exercise the option within 30 days of delivery after receipt of the Termination Inventory listing. LS&CO. shall pay Licensee for any finished Products and Samples at a price equal to actual manufacturing cost for those Products and Samples. LS&CO. shall pay an amount equal to Licensee's book value for any remaining items other than labeling and packaging materials bearing the Trademarks, which Licensee will turn over to LS&CO. without payment by LS&CO. Licensee shall at its expense deliver the purchased items to LS&CO. within 15 days after receipt of LS&CO.'s exercise notice, with LS&CO. to pay the purchase price to Licensee within ten days after delivery of the purchased items. LS&CO. shall be entitled to deduct from the purchase price any amounts owed it by Licensee.

         14.2 DISPOSAL OF TERMINATION INVENTORY. If LS&CO. chooses not to purchase all of the Products included in the Termination Inventory, then Licensee, for a period of 90 days after Licensees physical receipt of Products in the Territory, but in no event to exceed 180 days from the termination or expiration of this Agreement, may dispose of Products which are on hand or in the process of being manufactured at the time of termination, to persons approved to purchase Products under Section 8 and otherwise in accordance with this Agreement. If, however, LS&CO. notifies Licensee that LS&CO. or a new licensee is selling Products during that 90 day period, or if the termination is by reason of an Event of Default described in Section 13.1(h) or (j), then Licensee shall dispose of Products only to those Approved Retailers approved under Section 8.3. Licensee shall pay earned royalties on such sales as provided in Section 3. Licensee shall have no right to so dispose of Products unless it has complied with the provisions of this Section 14.

         14.3 TERMINATION OF LICENSES. Upon termination of this Agreement, all rights granted to Licensee under this Agreement, including, without limitation, all license rights under Section 11.10 with respect to designs, artworks, sketches and other materials, together with rights to use the Trademarks, shall automatically and without consideration or further action terminate and revert to LS&CO. Licensee shall, except as required in connection with disposal of Products included in the Termination Inventory as provided in Section 14.2: (i) stop and refrain from all use of the Trademarks or any marks specified by LS&CO. in its sole discretion as being similar to the Trademarks; (ii) stop and refrain from further use of any of Product designs; and (iii) stop and refrain from manufacturing, selling or distributing any products (whether or not they bear the Trademarks) which are similar to, or derived from, the Products or designs, it being understood that nothing in this Section 14.3 shall prevent Licensee from selling styles of golf apparel; and (iv) dispose of all sundries, labels, packaging and other materials bearing the Trademarks in a manner approved by LS&CO.

         14.4 PAYMENT OF GUARANTEED MINIMUM ROYALTY. Licensee shall, no later than 30 days after the effective date of the termination, pay LS&CO. any remaining installments of the entire Guaranteed Minimum Royalty for the balance of the quarter in which LS&CO. gave notice of the termination, and for the next calendar quarter.

         14.5 CERTAIN EVENTS. No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of Licensee's assets or business may continue this Agreement or exploit or use any of the Trademarks following the termination of this Agreement. Notwithstanding the provisions of Sections 13 and 18, if, under the bankruptcy code or successor similar law, a trustee in bankruptcy, of Licensee, or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party in accordance with the bankruptcy code, the trustee or Licensee, as the case may be (in either case, the "Debtor"), shall notify Licensor. The notice shall set out the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant data about the proposed assignment. The giving of this notice shall constitute the grant to LS&CO. of an option to have this Agreement assigned to LS&CO. or to LS&CO.'s designee for the consideration, or its equivalent in money and upon the terms specified in the notice . The option may be exercised only by notice given by LS&CO. to the Debtor no later than 30 days after LS&CO.'s receipt of the notice from the Debtor unless a shorter period is deemed appropriate by the court in the bankruptcy proceeding. If LS&CO. does not exercise its option in a timely manner then the Debtor may complete the assignment, but only if the assignment is to the entity named in the notice and for the consideration and upon the terms specified in the notice. Nothing in this Section 14.5 is intended to impair any rights which LS&CO. may have as a creditor in the bankruptcy proceeding.

         14.6 TRANSITION COOPERATION; OTHER LICENSES. Licensee shall cooperate with LS&CO. during the transition period following a termination of this Agreement, including, for example, signing any documents reasonably requested by LS&CO. to accomplish or confirm the outcome outcomes (for example, reversions or assignment of license or other intellectual property, rights) contemplated by
Section 14. The right of licensee to sell items of Termination inventory is non-exclusive and shall not limit LS&CO.'s rights to sell such items of Termination Inventory or to enter into other licenses or transactions.

         14.7     REMEDIES; OTHER LICENSES; NO OTHER OBLIGATIONS

                  (a) Notwithstanding any other provision of this Agreement (including, without limitation, Section 13), LS&CO. shall have all the rights and remedies which it may have, at law or in equally, with respect to the termination of this Agreement, the collection of royalties or other; or amounts payable by Licensee under this Agreement, the enforcement of all rights relating to the establishment, maintenance or protection of the Trademarks and the designers created or used under this Agreement or in respect of damages or equitable relief in connection with breach of this Agreement by Licensee, it being understood that termination under Section 13 shall not be considered an exclusive remedy or in any way limit LS&CO. from enforcing other rights or remedies, and that all decisions under, Section 13 by LS&CO. may be made by LS&CO. in its sole discretion.

                  (b) Licensee shall under no circumstance be entitled, directly or indirectly, to any form of compensation or indemnity from LS&CO. as a consequence of the termination or expiration of this Agreement for any reason, including, without limitation, the circumstances contemplated by Section 13. Licensee waives any claims it may have against LS&CO. arising from any alleged goodwill created by Licensee for the benefit of Licensee or LS&CO. or from the alleged creation or increase of a market for Products or other items bearing the Trademarks.

                  (c) Notwithstanding anything to the contrary in this Agreement, LS&CO. shall have the; right, exercisable at any time, to negotiate and enter into agreements with third parties under which it may grant a license to use the Trademarks in connection, with the manufacture, distribution and sale of Products in the Territory, or to enter into whatever other transactions it desires for the use of the Trademarks on Products without any obligation of any kind to Licensee, if under such agreement the products will be sold after the date of expiration or termination of the Agreement. Nothing in this Agreement shall be construed to prevent any such third party licensee from showing these products and accepting orders prior to the termination or expiration of this Agreement.

                  (d) It is understood and agreed that: (i) neither Licensee nor
LS&CO. shall be, as a result of entry into or performance under this Agreement obligated to renew or extend this Agreement (other than as provided by Section 2.2) or business relationship in any respect, or to negotiate any such renewal or extension, or, on the part of LS&CO., to offer a "first right of negotiation" or "right of refusal" for a renewed or new license; (ii) subject to Section 12.2, Licensee shall be free to engage in negotiations and to enter into agreements with other licensers or otherwise committing Product-devoted resources, to commence upon expiration of this Agreement; and (iii) neither Licensee nor LS&CO. shall have any right to compensatory, consequential, lost profits, punitive or other damages of any other nature, or to obtain an injunction, specific performance or other equitable remedy, whether to prevent LS&CO. or Licensee, as the case may be, from entering into another agreement or otherwise, should LS&CO. or Licensee, as the case may be, (a) decline to negotiate or enter into a renewal or extension of this agreement (other than as provided by Section 2.2) or (b) enter into a new agreement with a third party.

15.      INDEMNITY

         15.1 LS&CO. INDEMNITY. Except for matters as to which Licensee is required to indemnify LS&CO. under Section 15.2, LS&CO. shall indemnify and hold harmless Licensee and its affiliates, directors, officers, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in disputes or proceedings involving third parties or between LS&CO. and Licensee) which Licensee is or becomes liable for, or may incur solely by reason of its use within the Territory, in accordance with the terms and conditions of this Agreement, of the Trademarks or the designs furnished to Licensee by LS&CO., to the extent that such liability arises through infringement of another's trademark rights or in connection with LS&CO.'s performance of this Agreement (collectively, an "LS&CO. Indemnified Claim"). If any LS&CO. Indemnified Claim shall be brought or asserted against Licensee in respect of-which indemnity may be sought from LS&CO. under this Section 15.1, Licensee shall notify LS&CO. in writing not later than the earlier of ten days before a response is due or 30 days after Licensee receives notice of the LS&CO. Indemnified Claim, and LS&CO. shall assume and direct the defense thereof. A failure or delay by Licensee in giving this notice shall not reduce or otherwise affect LS&CO.'s indemnification obligations except to the extent that the failure or delay shall have materially prejudiced LS&CO.'s ability to defend or settle the Indemnified Claim. Licensee may, at its own expense, be represented by its own counsel in such action or proceeding.

         15.2 LICENSEE INDEMNITY. Except for matters as to which LS&CO. is required to indemnify Licensee under Section 15.1, Licensee shall defend, indemnify and save and hold LS&CO. and its affiliates, directors, officers, employees and agents harmless of and from any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys fees and expenses in disputes or proceedings involving third parties or between LS&CO. and Licensee), which it is, or becomes liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, including without limitation, Licensee's use of Licensee's own designs, advertising and promotional material used by Licensee, manufacture, sale and consumer use of Products or otherwise in connection with Licensee's business, whether that claim based on laws relating to product liability, consumer protection, environmental protection, tort, contract, trademark, patent, copyright, trade secret, tax, employment, advertising, customs or any other law or basis (collectively, a "Licensee Indemnified Claim"). If any Licensee Indemnified Claim shall be brought or asserted against LS&CO. in respect of which indemnity may be sought from Licensee under this Section 15.2, LS&CO. shall notify Licensee in writing not later than the earlier of ten days before a response is due or 30 days after LS&CO. receives notice of the Licensee Indemnified Claim. A failure or delay by LS&CO. in giving this notice shall not reduce or otherwise affect Licensee's indemnification obligations, except to the extent that the failure or delay shall have materially prejudiced Licensee's ability to defend or settle the claim. LS&CO. may, at its own expense, be represented by its own counsel in such action or proceeding.

16.      INSURANCE

         16.1 REQUIRED COVERAGE. Licensee shall maintain, at its sole expense, the following insurance coverage, with a financially sound insurance company having an A.M. Best Rating of A or better, throughout the term of this Agreement and, with respect to the coverage described in (ii) below, for a period of two
(2) years after its expiration or termination: (i) worker's compensation, occupational disease, employer's liability (with limits of not less than $1 million for bodily injury by accident for each accident, $1 million for bodily injury by disease for each employee and a $1 million policy limit for bodily injury by disease), disability benefit and other similar insurance required under the laws of the state that apply to the activities to be performed by Licensee under this Agreement; (ii} commercial general liability insurance including products liability, blanket contractual liability, personal injury and advertising liability coverage with a combined single limit of $1 million per occurrence for bodily injury, including death and property damage; (iii) comprehensive automotive liability insurance for both owned and non-owned vehicles used by Licensee either on or away from premises with a combined single limit of $1 million per occurrence for bodily injury, including death and property damage; and (iv) umbrella excess liability insurance, with a combined single limit of $2 million per occurrence for bodily injury, including death and property damage.

         16.2 LS&CO. AS ADDITIONAL INSURED. Licensee shall ensure that LS&CO., and its directors, officers, employees, agents and assigns, shall be named as additional insureds with respect to the insurance described in clause (ii) through (iv) of Section 16.1. Licensee shall, within ten days after execution of this Agreement, deliver to LS&CO. a certificate of such insurance from the insurance carriers, describing the scope of coverage and the limits of liability, naming the additional insureds required by this Section 16 and providing that the policy may not be canceled or amended without at least 30 days prior written notice to LS&CO.

17.      CONFIDENTIAL INFORMATION

         17.1 CONFIDENTIAL INFORMATION. Except as otherwise provided in this Agreement, all information disclosed by one of the parties (the "Discloser") to the other party (the "Recipient") is considered confidential and: (i) shall remain the exclusive property of the Discloser; (ii) shall be used by the Recipient only in connection with its performance under this Agreement; and
(iii) shall be  maintained  in  confidence  by  Recipient  as  described in this
Section 17. "Confidential Information" means any formula, pattern, program, method, marketing programs, profitability, corporate strategy, technique, process, design, sketch, color card, color story, artwork, material, business plan, customer or personnel list, or financial statement. Confidential Information shall include, without limitation, information disclosed in connection with this Agreement, but shall not include information that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Discloser;
(iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information; or (iv) Recipient rightfully obtains from a third party who has the right to transfer or disclose it.

         17.2 LIMITS ON USE AND DISCLOSURE. Except as contemplated by this Agreement or as specifically authorized by Discloser in writing, and except as required by law, Recipient shall not reproduce, use, distribute, disclose or otherwise disseminate Confidential Information. Upon expiration or termination of this Agreement or upon request by Discloser, Recipient shall promptly deliver to Discloser all Confidential Information (including copies) then in its custody, control or possession, and shall deliver within five days after such termination or request a written statement to Discloser certifying compliance with this Section 17.2.

         17.3 ACCESS. Licensee and LS&CO. shall use reasonable efforts to ensure that access to Confidential Information is limited to those employees or other authorized representatives of Recipient who need to know such Confidential Information in connection with their work related to this Agreement. Recipient shall use reasonable efforts to inform such employees or authorized representatives of the confidential nature of Confidential Information.

         17.4 CONFIDENTIALITY OF AGREEMENT. Except as may be required under applicable securities law and stock exchange regulations, Licensee shall not issue any press release or other public announcements relating to this Agreement in any respect or to the business relationship between LS&CO. and Licensee without first obtaining the approval of LS&CO.

18.      ASSIGNMENT; CHANGE OF CONTROL OF LICENSEE

         18.1 LICENSOR ASSIGNMENT. Nothing in this Agreement limits LS&CO.'s ability to sell or otherwise transfer the Trademarks to a third party or to engage in any merger, consolidation, sale of assets, reorganization, sale of stock or other transaction. LS&CO. may assign its rights and delegate its duties under this Agreement as it sees fit, including, without limitation, in connection with such a transaction.

         18.2 LICENSEE ASSIGNMENT. The rights granted to Licensee are personal in nature. Licensee may not assign this Agreement or any rights granted under this Agreement, or delegate any of its obligations under this Agreement, without first obtaining the approval of LS&CO. Any such assignment without the prior approval of LS&CO. shall be null and void and of no force or effect. Any "Change of Control" (as defined in this Section 18.2) of Licensee shall be considered an assignment of this Agreement by Licensee. "Change of Control" means: (i) any consolidation or merger of Licensee in which Licensee or its parent is not the continuing or surviving corporation or after which the shareholders of Licensee or the date hereof cease to hold at least 50% or more of the combined voting power of Licensee, (ii) any sale of all or substantially all the assets of Licensee to any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (the "Exchange Act") other than a then existing shareholder or group of shareholders of Licensee or its parent owning 75% or more of the combined voting power of Licensee's or its parent's then outstanding securities or (iii) any person, as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, who becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement) directly or indirectly of securities of Licensee representing 50% or more of the combined voting power of Licensee's then outstanding securities on a fully converted, fully diluted basis (unless that person is already such a beneficial owner on the date of this Agreement). Licensee shall notify LS&CO. of any Change in Control within three days after its occurrence. If the prior approval of LS&CO. is not obtained with respect to any Change of Control of Licensee, LS&CO. shall be entitled, in its sole discretion, to terminate this Agreement at any time during the 90 day period after the date upon which LS&CO. receives from Licensee notice of the Change in Control or otherwise learns of the Change in Control.

19.      APPROVALS

         This Agreement contains a number of provisions in which Licensee must obtain LS&CO.'s approval of a particular item or matter. All requests for these approvals must be made in writing by Licensee. Unless otherwise expressly stated in the relevant provision, approval procedures shall be as described in this
Section 19. All approvals or disapprovals may be made by LS&CO. in its sole discretion and must be communicated by LS&CO. in writing. If LS&CO. fails to affirmatively approve or disapprove of an item or matter within ten (10) days after submittal to LS&CO., then Licensee shall contact LS&CO. and confirm LS&CO. receipt. Any request for which affirmative approval or disapproval is not given by LS&CO. within three (3) days after confirmed receipt shall be considered approved. LS&CO. shall have no obligation to review items or matters the submission of which did not comply with this submission procedure. It is understood and agreed that LS&CO.'s approval decisions under Sections 4, 5, 6 and 8 of this Agreement may be based solely upon LS&CO.'s subjective standards as to aesthetics and image based upon its requirements for and the reputation and prestige of products bearing the Trademarks, retail distribution of products bearing the Trademarks and its commercial judgment generally. It is understood that Product quality, style of packaging, shipping, customer service, promotion, selling tools, creation and introduction of new products and service and presentation at retail all may bear upon "image" as contemplated by this Section 19.

20.       DISPUTE RESOLUTION

         20.1 DEFINITIONAL DISPUTES. Licensee recognizes that LS&CO. has granted, and may in the future grant, licenses to other parties to use the Trademarks or one or more of LS&CO.'s other trademarks in connection with the manufacture, promotion and sale of apparel, accessories or other items. If Licensee or the licensee under any other such license notifies LS&CO. of what it believes is an existing or potential conflict in the definition of merchandise covered by, or the rights of the licensee under, their respective license agreements, LS&CO. shall consider and resolve the issue by giving each of the affected parties a written notice of its decision. LS&CO.'s decision shall be final and binding upon Licensee. In addition, Licensee acknowledges that due to the nature of the marketplace, the definition of Products may change over time or may not be amenable to precise delineation, whether or not there exists a potentially conflicting second license. Licensee agrees that if there is a dispute with LS&CO. regarding the definition of Products, LS&CO. shall have authority to resolve the dispute in its sole discretion; that decision shall be final and binding upon Licensee.

         20.2 MEDIATION. If there is any controversy, dispute or claim arising out of or relating to interpretation or breach of this Agreement (except controversies, disputes or claims relating to or affecting in any way the ownership of or the validity of the Trademarks or any related registration or application for registration, or fraud by either party), then Licensee and LS&CO. promptly shall try to settle it. If the dispute cannot be resolved, Licensee and LS&CO. promptly shall initiate and participate in mediation of the dispute, with a mediator to be selected jointly by Licensee and LS&CO., or, if they cannot agree upon a mediator, by the Regional Vice President of the San Francisco-based division of the American Arbitration Association "AAA-SF") or his or her designee. If the dispute is not resolved within five days after completion of mediation, then Licensee and LS&CO. promptly shall submit it to binding arbitration as provided in Section 20.3.

         20.3 AGREEMENT TO ARBITRATE. The arbitration shall be conducted in San Francisco or other location mutually chosen by Licensee and LS&CO. in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association ("AAA"). There shall be a single arbitrator, who shall be selected in accordance with the procedures of the AAA. He or she shall be a retired or former judge of any federal court appointed under Article III of the United States Constitution who presided in a court located in the state in which the arbitration is conducted, or a retired or former judge of a trial court of general jurisdiction or a higher court of the state in which the arbitration is conducted. Judgment upon any award rendered by the arbitrator may be entered by any State or Federal court having jurisdiction. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the arbitrator. Licensee and LS&CO. intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable. The designation of a site or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. The decision of the arbitrator shall be binding and shall not be subject to judicial review.


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

         20.4 INJUNCTIVE RELIEF; OTHER ACTIONS. Notwithstanding the other provisions of this Section 20, both Licensee and LS&CO. may request a court of competent jurisdiction to grant provisional injunctive relief solely for the purpose of maintaining the status quo until an arbitrator can render an award on the matter in question and the award can be confirmed by a court having jurisdiction. It is understood and agreed that LS&CO. may seek injunctive relief in matters involving use of the Trademarks or other trademarks of LS&CO. or disclosure of confidential information. It is further understood and agreed that nothing in Sections 20.1, 20.2, 20.3 or 20.4 shall in any way limit LS&CO.'s rights under Sections 13 and t4 to terminate the Agreement upon the occurrence of an Event of Default.

         20.5 EXPENSES. The arbitrator shall award to the prevailing party in any arbitration, and the court shall include in its judgment, if any, for the prevailing party in any claim arising under this Agreement, the prevailing party's costs and expenses (including, without limitation, expert witness expenses and reasonable attorneys' fees and expenses for mediation) of investigating, preparing and presenting such claim or cause of action. LS&CO. and Licensee shall each bear their own expenses incurred in a mediation that does not result in arbitration.

21.      BROKERS

         Each of LS&CO. and Licensee represents and warrants to the other that it has not employed or dealt with any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement. Each of LS&CO. and Licensee agrees to indemnify the other and hold it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with those liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement insofar as those liabilities shall be based on any arrangements or agreements made by or purported or alleged to be made by, it or on its behalf.

22.      TAXES

         Both parties shall pay, at the time and in the manner provided for in any applicable legislation, all of their respectively owed income or other taxes of whatever nature, to-tether with any related liabilities including interest and penalties imposed by the United States or by a state or municipal government or by any taxation authority thereof, payable on or in respect of its manufacture, sale or distribution of Products or otherwise in connection with exercise of its rights and performance of its obligations under this Agreement. Unless otherwise specifically provided in this Agreement, both parties shall promptly pay all of their respectively owed taxes (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), levies, imposts, duties, fees, charges, deductions, withholding, restrictions or conditions or any penalties, interest or additions thereto or any nature whatsoever imposed, levied, collected, assessed or withheld by and perform all obligations imposed by the United States or by a state or municipal government or any taxation authority thereof in connection with the manufacture, sale or distribution of Products or otherwise in connection with exercise of its rights and performance of its obligations under this Agreement.

23.      REPRESENTATIONS AND WARRANTIES

         23.1 BY LS&CO. LS&CO. represents and warrants to Licensee that: (i) LS&CO. holds various U.S. registrations for, and/or common law rights in and to, the Trademarks; (ii) LS&CO. has full legal right, power and authority to grant the license described in Section 1, to enter into this Agreement, to perform all of its obligations under this Agreement and to consummate all of the transactions contemplated by this Agreement; (iii) this Agreement has been duly executed and delivered by LS&CO. and constitutes the legal, valid and binding obligation of LS&CO., enforceable against it in accordance with its terms; and
(iv) LS&CO. is not a party to, subject to or bound by any agreement, contract, license, indenture, law, regulation or commitment of any kind or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent, or that would be breached or violated by, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.


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

         23.2 BY LICENSEE. Licensee represents and warrants to LS&CO. that: (i) Licensee has full legal right, power and authority to enter into this Agreement, to perform all of its obligations under the Agreement and to consummate all of the transactions contemplated by this Agreement; (ii) this Agreement has been duly executed and delivered by Licensee and constitutes the legal, valid and binding obligation of Licensee, enforceable against it in accordance with its terms; (iii) Licensee is not a party to, subject to or bound by any agreement, contract, license, indenture, law, regulation or commitment of any kind or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent, or that would be breached or violated by, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; (iv) except as described in EXHIBIT I, Licensee is not a party to any license, sublicense or similar agreement or arrangement giving Licensee the right to manufacture or sell any product of the type described in EXHIBIT B; and (v) neither the accurate and continuous operation of the facilities, equipment, hardware and software systems (collectively, the "Infrastructure") that Licensee will use in its activities under this Agreement nor Licensee's design, manufacture, marketing and sale of Products will be impaired or otherwise adversely affected because of "Year 2000" problems affecting the Infrastructure or any contractors or other vendors upon which Licensee will materially rely upon in its performance.

         23.3 NO OTHER REPRESENTATIONS AND WARRANTIES. Licensee and LS&CO. recognize that there are many uncertainties in the business of Licensee contemplated by this Agreement. Licensee and LS&CO. agree and acknowledge that other than those representations expressly made in this Agreement, no representations, warranties, commitments or guarantees of any kind have been made to either party by the other, or by anyone acting on its behalf, including, without limitation, representations concerning the value of the Products or the prospects for the level of their sales or profits. Licensee and LS&CO. each have made its own independent business evaluation in deciding to license Licensee to manufacture and distribute the Products on the terms described in this Agreement.

24.      GENERAL PROVISIONS

         24.1 NOTICE. All notices, approvals requests, consents and other communications under this Agreement shall be in writing and shall be considered properly given or sent: (i) on the date when the notice, request, consent or communication is personally delivered and acknowledged; or (ii) on the date when sent by confirmed facsimile if a business day or on the first business day following if not; or (iii) five days after transmission by certified or registered mail; or (iv) the first business day after transmission by overnight courier delivery, as follows:

         if to LS&CO.:

         Director of Licensing
         Levi Strauss & Co.
         1155 Battery Street
         San Francisco, CA 94111

         with copy to:

         General Counsel/Trademark Licensing
         Levi Strauss & Co.
         1155 Battery Street
         San Francisco, CA 94111

         If to Licensee:

         David Roderick
         Avid Sportswear, Inc.
         19143 S. Hamilton Avenue
         Gardena, CA  90248


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

         With a copy to:

         Jeffrey A. Abrams
         Dann Pecar Newman & Kleiman, P.C.
         One American Square
         Suite 2300, Box 82008
         Indianapolis, IN  46282


These addresses may be changed by delivery of a notice to that effect to the other party.

         24.2 RELATIONSHIP OF THE PARTIES. Licensee and LS&CO. are and will remain independent commercial contracting parties; the arrangements contemplated by this Agreement will not create a partnership, joint venture, employment, fiduciary or similar relationship for any purpose. This Agreement is not intended to and does not create any direct relationship between LS&CO. and any employee, contractor, subcontractor or other person in a relationship with Licensee. Neither Licensee nor LS&CO. shall have the power to obligate or bind the other to a third party or commitment in any manner whatsoever, except as expressly provided in Section 15 of this Agreement. LS&CO. shall not be responsible, to Licensee or to any person, in any way for wages, benefits, compensation, taxes or any other liability in respect of persons employed or retained by Licensee in connection with performance of its obligations under this Agreement or otherwise. LS&CO. shall not be responsible, to Licensee, to Licensee's landlord or to any other person, in any way for lease obligations, environmental compliance, personal injuries or otherwise in respect of Showroom, sales office, manufacturing facility, distribution facility or other space used by Licensee in connection with performance of its obligations under this Agreement or otherwise.

         24.3 COMPLIANCE WITH LAWS. Licensee shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the manufacture, distribution, sale or promotion of Products or otherwise to the performance of its obligations under this Agreement.

         24.4 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement and its exhibits contain the entire agreement between LS&CO. and Licensee, represent the final, complete and exclusive statement of LS&CO. and Licensee and supersede any and all prior or contemporaneous agreements, communications, arrangements or understandings between LS&CO. and Licensee, including, without limitation, letter of intent. This Agreement may not be explained or supplemented by any course of dealings between LS&CO. and Licensee or by usage or trade and shall not be considered modified by provisions contained in other documents prepared by LS&CO. and Licensee including, without limitation, royalty statements, Sales Plans, retailer approvals and the like. This Agreement may be modified only as stated in and by a writing signed by both LS&CO. and Licensee which refers specifically to this Agreement and states that it is amending this Agreement.

         24.5 REMEDIES. All rights and remedies provided for in this Agreement shall be cumulative and in addition to any other rights or remedies LS&CO. and Licensee may have at law or in equity. LS&CO. and Licensee may employ any of the remedies available to it with respect to any of its rights without prejudice to the use by it in the future of any other remedy. Except as expressly provided in
Section 15 of this Agreement, no person, other than LS&CO. and Licensee, shall have any rights under this Agreement, it being understood that the respective affiliates, directors, officers, employees and agents of each of them are direct and intended beneficiaries of indemnification promises as provided in Section
15. Licensee's obligation to pay royalties shall be absolute notwithstanding any claim Licensee may assert against LS&CO. Licensee may not set off, compensate or make any deduction from any royalty payment for any reason whatsoever.

         24.6 SUBMISSION TO JURISDICTION. LS&CO. AND LICENSEE CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATE WITHIN THE STATE OF CALIFORNIA, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY RELATED MATTER, OTHER THAN ANY ACTION OR PROCEEDING REQUIRED BY SECTION 20 TO BE SUBMITTED TO MEDIATION AND ARBITRATION, SHALL BE LITIGATED IN THOSE COURTS. LS&CO. AND LICENSEE EACH WAIVE ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY

SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS TO SERVICE OF PROCESS MADE IN THE MANNER DESCRIBED IN SECTION 24.1. Nothing contained in this Section 24.6 shall affect the right of either LS&CO. or Licensee to serve legal process on the other in any other manner permitted by law. Nothing contained in this Section 24.6 shall affect the rights and obligations of LS&CO. and Licensee under Section 13 or in respect of mediation and arbitration of disputes under Section 20.

         24.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of LS&CO. and Licensee.

         24.8 GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the laws of the State of California.

         24.9 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         24.10 SURVIVAL. The following provisions of this Agreement shall survive and remain effective after expiration or termination of this Agreement:
9,11.1, 11.2, 11.4, 11.5, 11.11, 11.12, 14, 15, 16, 17, 20, 21, 22 and 24.

         24.11 HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         24.12 FORCE MAJEURE. Neither LS&CO. nor Licensee shall be liable for any failure of or delay in the performance of its obligations under this Agreement for the period that the failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the party's reasonable control, it being understood that lack of financial resources or Year 2000 problems shall not be deemed a cause beyond a party's control. Each of LS&CO. and Licensee shall notify the other promptly of the occurrence of any such cause and carry out the affected performance as promptly as practicable after the cause of the problem is alleviated. It is understood, however, that the occurrence of a force majeure event shall not in any case work an extension of the term of this Agreement.

         24.13 DAYS AND QUARTERS. Unless expressed stated in a particular provisions, references in this Agreement to "days" means calendar, not business, days, and references to "quarters" means calendar quarters.

         24.13 COUNTERPARTS. This Agreement may be signed in one or more counterparts.

         IN WITNESS WHEREOF, LS&CO. and Licensee signed this Agreement on the date appearing in the first paragraph of this Agreement.

                               LEVI STRAUSS & CO

                               BY: /s/ John Ermatinger
                                   ------------------------------------
                                       John Ermatinger


                               AVID SPORTSWEAR, INC

                               By: /s/ David Roderick
                                   ------------------------------------
                                       David Roderick
                                       President



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